SECOND AMENDMENT TO THE

HORIZON FUNDS CUSTODY AGREEMENT

THIS AMENDMENT dated as of January 23, 2019, to the Custody Agreement, dated as of February 8, 2016 (the “Agreement”), is entered into by and between HORIZON FUNDS, a Delaware trust (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into Agreement; and

WHEREAS, the parties desire to amend the fee schedule and the term of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit C is hereby superseded and replaced with Exhibit C attached hereto.

2.	Article XIII 13.01 Effective Period is hereby amended and replaced with the following:

13.01 Effective Period. This Agreement shall become effective as of February 9, 2019 and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HORIZON FUNDS		U.S. BANK, N.A.

By:	/s/ Matt Chambers	By:	/s/ Anita M. Zagrodnik

Name:	Matt Chambers	Name:	Anita M. Zagrodnik

Title:	V.P.	Title:	Senior VP 3/5/19

Amended Exhibit B to the Custody Agreement – Horizon Funds

Fund Names

Separate Series of Horizon Funds

Name of Series

Horizon Active Asset Allocation Fund

Horizon Active Risk Assist® Fund

Horizon Active Income Fund

Horizon Defined Risk Fund

Horizon Dynamic Dividend Fund

EXHIBIT C to the Custody Agreement

Fee Schedule for Custody Services at [   ]

Annual Fee Based Upon Market Value Per Fund*

[   ] basis points on average daily market value on first $[   ]

[   ] basis points on the balance

Minimum annual fee per fund - $[   ]

Plus portfolio transaction fees

Portfolio Transaction Fees

▪	$[ ] – Book entry DTC transaction/Federal Reserve transaction/principal paydown
▪	$[ ] – Repo agreement/reverse repurchase agreement/time deposit/CD or other non-depository transaction
▪	$[ ] – Option/SWAPS/future contract written, exercised or expired
▪	$[ ] – Mutual fund trade/Fed wire/margin variation Fed wire
▪	$[ ] – Physical transaction
▪	$[ ] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Chief Compliance Officer Support Fee

▪	$[ ] per year per fund complex

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery, and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based on complexity.

Additional Services

•	See Additional Services fee schedule for global servicing.
•	$[ ] per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)
•	Class Action Services – $[ ] filing fee per class action per account, plus [ ]% of gross proceeds, up to a maximum per recovery not to exceed $[ ].
•	No charge for the initial conversion free receipt.
•	Overdrafts – charged to the account at prime interest rate plus [ ]% unless a line of credit is in place.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*	Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.

Exhibit C (continued) – Horizon Funds Custody Agreement

Global Sub-Custodial Services Annual Fee Schedule

[table omitted]

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

•	[ ] – [ ] foreign securities – $[ ]; [ ] – [ ] foreign securities – $[ ]; Over [ ] foreign securities – $[ ]
•	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
•	For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses

•	Tax reclaims that have been outstanding for more than [ ] months with the client will be charged $[ ] per claim.
•	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
•	A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
•	SWIFT reporting and message fees.

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